Exhibit 99.1

HCP Announces Executive Management Changes

LONG BEACH, CA – May 31, 2011 – HCP (NYSE: HCP) announced the following changes in its Executive Management Team:

Timothy M. Schoen, Executive Vice President – Life Science Estates, has been named Executive Vice President – Chief Financial Officer.  Mr. Schoen joined HCP in 2006 following a nine year career in Corporate Finance at Kilroy Realty Corporation where he was responsible for capital markets and financial planning and analysis. His five year tenure at HCP includes leading the execution of HCP’s $2.0 billion investment management platform from 2006–2008 and heading HCP’s 7.1 million square foot life science sector from 2008 to present.

During his HCP career, Mr. Schoen has provided leadership in designing the financial reporting and asset management protocols for HCP’s institutional investment partners, had direct profit and loss responsibility for the Company’s life science platform and, through HCP’s joint venture investments, developed a strong working knowledge of the Company’s senior housing, medical office building and hospital property sectors.

“After conducting an extensive search for a new CFO, it became clear that Tim is ideally suited for the position,” said Jay Flaherty, HCP’s Chairman and Chief Executive Officer.  “Tim has a thorough understanding of HCP’s real estate operations and our strategic objectives.  He is a proven leader inside of our Company and is highly regarded by those he interacts with externally.  Tim brings the right combination of integrity, management expertise and practical business experience to help drive our business going forward.”

Jonathan M. Bergschneider, Senior Vice President – Life Science Estates has been promoted to Executive Vice President – Life Science Estates, succeeding Mr. Schoen.  Mr. Bergschneider joined HCP in 2007 as Vice President in conjunction with HCP’s $3.0 billion acquisition of Slough Estates (USA).  Previously, Mr. Bergschneider was employed by Slough Estates from 2000 to 2007 during the creation and build-out of that company’s life science portfolio.

“Jon has been dedicated to our life science portfolio for 11 years and will assume leadership of that portfolio seamlessly,” added Mr. Flaherty.  “He has a strong background in leasing, development and acquisitions of life science campuses.  This promotion allows Jon to continue to pursue expanded responsibilities inside HCP.”

James W. Mercer has been named Executive Vice President, General Counsel and Corporate Secretary effective July 1, 2011.  Mr. Mercer, most recently Of Counsel at the law firm of Bryan Cave, has enjoyed a successful career focused on a variety of legal disciplines including complex business and commercial litigation matters as well as mergers and acquisitions.  As a member of the senior management team at WebMD and its predecessor companies, Mr. Mercer renegotiated contracts involving 50 major strategic and contractual relationships with key partner companies.

“We are thrilled to have Jim join HCP in his capacity of General Counsel,” commented Mr. Flaherty.  “Jim has developed a strong working relationship with our senior management team and Board of Directors over the last several years.  We look forward to benefiting from the unique combination of his strong technical skills coupled with his business acumen.”

J. Alberto Gonzalez-Pita, Executive Vice President, General Counsel and Corporate Secretary has resigned effective June 30, 2011, to pursue other business and legal interests.  Mr. Gonzalez-Pita will provide consulting services until December 31, 2011 to assist with the transition.  “We thank Al for his contributions to the Company as a member of the senior management team and wish him the best in his future endeavors,” stated Mr. Flaherty.

Mr. Flaherty added, “We believe these new appointments to HCP’s senior management team continue to position the Company for future success.  Furthermore, we believe the internal promotions of Tim and Jon highlight our ‘deep bench’ and serve as examples of the growth opportunities available to our talented professionals.  We look forward to working together as a team to continue to create value for our shareholders.”

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP has been a publicly traded NYSE listed company since 1985.  HCP’s portfolio of properties is distributed among distinct sectors of the healthcare industry, including senior housing, life science, medical office, post-acute/skilled nursing and hospital.  For more information, visit HCP’s website at www.hcpi.com.

Contact

HCP Investor Relations
562-733-5309